Amsterdam

Brussels

London

Luxemburg

New York

Rotterdam

Exhibit 5.1

ATTORNEYS • CIVIL LAW NOTARIES •	TAX ADVISERS
P.O. Box 7113 1007 JC Amsterdam Beethovenstraat 400 1082 PR Amsterdam T +31 20 71 71 000 F +31 20 71 71 111		Draft dated 7 May 2026 Amsterdam, [date].

To the Company:

We have acted as legal counsel as to Dutch law to the Company in connection with the Offering and the filing of the Registration Statement with the SEC. This opinion letter is rendered to you in order to be filed with the SEC as an exhibit to the Registration Statement.

Capitalised terms used in this opinion letter have the meanings set forth in Exhibit A to this opinion letter. The headings used in this opinion letter are for convenience of reference only and are not to affect its construction or to be taken into consideration in its interpretation.

This opinion letter is strictly limited to the matters stated in it and may not be read as extending by implication to any matters not specifically referred to in it. Nothing in this opinion letter should be taken as expressing an opinion in respect of any representations or warranties, or other information, contained in any document reviewed by us in connection with this opinion letter.

In rendering the opinions expressed in this opinion letter, we have reviewed and relied upon drafts of the Reviewed Documents, a draft of the Registration Statement and [pdf copies or] drafts[, as the case may be,] of the Corporate Documents and we have assumed that the Reviewed Documents shall be entered into for bona fide commercial reasons. We have not investigated or verified any factual matter disclosed to us in the course of our review.

This opinion letter sets out our opinion on certain matters of the laws with general applicability of the Netherlands, and, insofar as they are directly applicable in the Netherlands, of the European Union, as at today's date and as presently interpreted under published authoritative case law of the Dutch courts, the General Court and the Court of Justice of the European Union. We do not express any opinion on Dutch or European competition law, data protection law, tax law, securitisation law or regulatory law. No undertaking is assumed on our part to revise, update or amend this opinion letter in connection with, or to notify or inform you of, any developments and/or changes of Dutch law subsequent to today's date. We do not

All legal relationships are subject to NautaDutilh N.V.'s general terms and conditions (see https://www.nautadutilh.com/terms), which apply mutatis mutandis to our relationship with third parties relying on statements of NautaDutilh N.V., include a limitation of liability clause, have been filed with the Rotterdam District Court and will be provided free of charge upon request. NautaDutilh N.V.; corporate seat Rotterdam; trade register no. 24338323.

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purport to opine on the consequences of amendments to the Reviewed Documents, the Registration Statement or the Corporate Documents subsequent to the date of this opinion letter.

The opinions expressed in this opinion letter are to be construed and interpreted in accordance with Dutch law. The competent courts at Amsterdam, the Netherlands, have exclusive jurisdiction to settle any issues of interpretation or liability arising out of or in connection with this opinion letter. Any legal relationship arising out of or in connection with this opinion letter (whether contractual or non-contractual), including the above submission to jurisdiction, is governed by Dutch law and shall be subject to the general terms and conditions of NautaDutilh. Any liability arising out of or in connection with this opinion letter shall be limited to the amount which is paid out under NautaDutilh's insurance policy in the matter concerned. No person other than NautaDutilh may be held liable in connection with this opinion letter.

In this opinion letter, legal concepts are expressed in English terms. The Dutch legal concepts concerned may not be identical in meaning to the concepts described by the English terms as they exist under the law of other jurisdictions. In the event of a conflict or inconsistency, the relevant expression shall be deemed to refer only to the Dutch legal concepts described by the English terms.

For the purposes of this opinion letter, we have assumed that:

a.
drafts of documents reviewed by us will be signed in the form of those drafts, each copy of a document conforms to the original, each original is authentic, and each signature is the genuine signature of the individual purported to have placed that signature;
b.
if any signature under any document is an electronic signature (as opposed to a handwritten ("wet ink") signature) only, it is either a qualified electronic signature within the meaning of the eIDAS Regulation, or the method used for signing is otherwise sufficiently reliable;
c.
the Registration Statement has been or will be declared effective by the SEC in the form reviewed by us;
d.
at the Relevant Moment, (i) Common Shares shall have been admitted for trading on a trading system outside the European Economic Area comparable to a regulated market or a multilateral trading facility as referred to in Section 2:86c(1) DCC and (ii) no financial instruments issued by the Company (or depository receipts for or otherwise representing such financial instruments) have been admitted to trading on a regulated market, multilateral trading facility or organised trading facility operating in the European Economic Area (and no request for admission

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of any such financial instruments to trading on any such trading venue has been made);

e.
the Company (i) has been duly incorporated as a Gesellschaft mit beschränkter Haftung pursuant to the laws of Germany, and (ii) shall be validly converted into a besloten vennootschap met beperkte aansprakelijkheid pursuant to the B.V. Deed of Conversion;
f.
the Company's equity (eigen vermogen) shall be sufficient to allow for the aggregate nominal value of the Secondary Shares to be charged against the Company's share premium reserve and to pay up the Secondary Shares in full in accordance with the relevant Resolutions and the Deed of Issue of Secondary Shares;
g.
(i) no internal regulations (reglementen) have been, or shall have been, adopted by any corporate body of the Company which would affect the validity of the resolutions recorded in the Resolutions and (ii) the B.V. Articles will be the Articles of Association in force and at the time the Deed of Issue of Secondary Shares is executed and the Revised Articles are the Articles of Association as they will be in force at the Relevant Moment;
h.
at the time the Deed of Issue of Secondary Shares is executed and at the Relevant Moment (i) the relevant resolutions recorded in the Resolutions shall be in full force and effect and (ii) the factual statements made and the confirmations given in the Resolutions and in the Deed of Issue of Secondary Shares and the Deed of Issue of Offer Shares, respectively, shall be complete and correct;
i.
at the Relevant Moment, the authorised share capital (maatschappelijk kapitaal) of the Company shall allow for the issuance of the Offer Shares;
j.
at the Relevant Moment, the Deed of Issue of Offer Shares shall have been validly signed and executed on behalf of the Company;
k.
each Power of Attorney (i) is, or shall be, in full force and effect and (ii) under any applicable law other than Dutch law, validly authorises the person or persons purported to be granted power of attorney, to represent and bind the relevant principal for the purposes stated therein; and
l.
the Offering, to the extent made in the Netherlands, has been, is and will be made in conformity with the Prospectus Regulation and the rules promulgated thereunder.

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Based upon and subject to the foregoing and subject to the qualifications set forth in this opinion letter and to any matters, documents or events not disclosed to us, we express the following opinions:

Cross-Border Conversion and Corporate Status

1.
Upon execution of the B.V. Deed of Conversion, the Company shall be duly converted into a besloten vennootschap met beperkte aansprakelijkheid pursuant to the cross-border conversion to be effected by the B.V. Deed of Conversion and, upon the execution of the Deed of Conversion, shall be validly existing as a naamloze vennootschap.

Offer Shares

2.
Subject to receipt by the Company of payment in full for the Offer Shares as provided for in the Reviewed Documents, and when issued and accepted in accordance with the Resolutions and the Reviewed Documents, the Offer Shares shall be validly issued, fully paid and non-assessable.

Secondary Shares

3.
When issued and accepted in accordance with the relevant Resolutions and the Deed of Issue of Secondary Shares, the Secondary Shares, including the Secondary Option Shares, shall be validly issued, fully paid and non-assessable.

The opinions expressed above are subject to the following qualifications:

A.
Opinion 1 must not be read to imply that the Company cannot be dissolved (ontbonden). A company such as the Company may be dissolved, inter alia by the competent court at the request of the company's board of directors, any interested party (belanghebbende) or the public prosecution office in certain circumstances, such as when there are certain defects in the incorporation of the company. Any such dissolution will not have retro-active effect.
B.
Pursuant to Section 2:7 DCC, any transaction entered into by a legal entity may be nullified by the legal entity itself or its liquidator in bankruptcy proceedings (curator) if the objects of that entity were transgressed by the transaction and the other party to the transaction knew or should have known this without independent investigation (wist of zonder eigen onderzoek moest weten). The Dutch Supreme Court (Hoge Raad der Nederlanden) has ruled that in determining whether the objects of a legal entity are transgressed, not only the description of the objects in that legal entity's articles of association (statuten) is decisive, but all (relevant) circumstances must be taken into account, in particular whether the

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interests of the legal entity were served by the transaction. Based on the objects clause contained in the B.V. Articles and in the Revised Articles, we have no reason to believe that, by entering into the Reviewed Documents, the Company would transgress the description of the objects contained in its Articles of Association. However, we cannot assess whether there are other relevant circumstances that must be taken into account, in particular whether the interests of the Company are served by entering into the Reviewed Documents since this is a matter of fact.
C.
Pursuant to Section 2:98c DCC, a company such as the Company may grant loans (leningen verstrekken) only in accordance with the restrictions set out in Section 2:98c DCC, and may not provide security (zekerheid stellen), give a price guarantee (koersgarantie geven) or otherwise bind itself, whether jointly and severally or otherwise with or for third parties (zich op andere wijze sterk maken of zich hoofdelijk of anderszins naast of voor anderen verbinden) with a view to (met het oog op) the subscription or acquisition by third parties of shares in its share capital or depository receipts. This prohibition also applies to its subsidiaries (dochtervennootschappen). It is generally assumed that a transaction entered into in violation of Section 2:98c DCC is null and void (nietig). Based on the content of the Reviewed Documents, we have no reason to believe that the Company or its subsidiaries will violate Section 2:98c DCC in connection with the issue of the Offer Shares. However, we cannot confirm this definitively, since the determination of whether a company (or a subsidiary) has provided security, has given a price guarantee or has otherwise bound itself, with a view to the subscription or acquisition by third parties of shares in its share capital or depository receipts, as described above, is a matter of fact.
D.
The opinions expressed in this opinion letter may be limited or affected by:
a.
rules relating to Insolvency Proceedings or similar proceedings under a foreign law and other rules affecting creditors' rights generally;
b.
the provisions of fraudulent preference and fraudulent conveyance (Actio Pauliana) and similar rights available in other jurisdictions to insolvency practitioners and insolvency office holders in bankruptcy proceedings or creditors;
c.
claims based on tort (onrechtmatige daad);

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d.
sanctions and measures, including but not limited to those concerning export control, pursuant to European Union regulations, under the Dutch Sanctions Act 1977 (Sanctiewet 1977) or other legislation;
e.
the Anti-Boycott Regulation, Anti Money Laundering Laws and related legislation;
f.
any intervention, recovery or resolution measure by any regulatory or other authority or governmental body in relation to financial enterprises or their affiliated entities; and
g.
the rules of force majeure (niet toerekenbare tekortkoming), reasonableness and fairness (redelijkheid en billijkheid), suspension (opschorting), dissolution (ontbinding), unforeseen circumstances (onvoorziene omstandigheden) and vitiated consent (i.e., duress (bedreiging), fraud (bedrog), abuse of circumstances (misbruik van omstandigheden) and error (dwaling)) or a difference of intention (wil) and declaration (verklaring).
E.
The term "non-assessable" has no equivalent in the Dutch language and for purposes of this opinion letter such term should be interpreted to mean that a holder of an Ordinary Share shall not by reason of merely being such a holder be subject to assessment or calls by the Company or its creditors for further payment on such Ordinary Share.
F.
This opinion letter does not purport to express any opinion or view on the operational rules and procedures of any clearing or settlement system or agency.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement and also consent to the reference to NautaDutilh in the Registration Statement under the caption "Legal Matters". In giving this consent we do not admit or imply that we are a person whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or any rules and regulations promulgated thereunder.

Sincerely yours,

NautaDutilh N.V.

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EXHIBIT A LIST OF DEFINITIONS
"Anti Money Laundering Laws"

The European Anti-Money Laundering Directives, as implemented in the Netherlands in the Money Laundering and Terrorist Financing Prevention Act (Wet ter voorkoming van witwassen en financieren van terrorisme) and the Dutch Criminal Code (Wetboek van Strafrecht).

"Anti-Boycott Regulation"

The Council Regulation (EC) No 2271/96 of 22 November 1996 on protecting against the effects of the extra-territorial application of legislation adopted by a third country, and actions based thereon or resulting therefrom.

"Articles of Association"	The Company's articles of association (statuten) as they read from time to time.
"Bankruptcy Code"	The Dutch Bankruptcy Code (Faillissementswet).
"Board"	The Company's board of directors (bestuur).
"B.V. Articles"	The Articles of Association as they will read immediately after the execution of the Deed of Amendment Nominal Value.
"B.V. Deed of Conversion"	The draft deed of cross-border conversion and amendment prepared by us with reference number [83103611 M 59614661].
"Company"

INNIO Holding GmbH (i) to be converted into and renamed Innio Group Holding B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), and (ii) to be subsequently converted into and renamed INNIO N.V., a public company with limited liability (naamloze vennootschap); in each case in connection with the Offering.

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"Common Shares"	Common shares in the Company's capital, with a nominal value of EUR [0.04] each.
"Corporate Documents"	The B.V. Deed of Conversion, the Deed of Amendment Nominal Value, the Deed of Conversion, the B.V. Articles, the Revised Articles and the Resolutions.
"DCC"	The Dutch Civil Code (Burgerlijk Wetboek).
"Deed of Amendment Nominal Value"	The draft deed of amendment to the Articles of Association prepared by us with reference number [83103611 M 59515959].
"Deed of Conversion"	The draft deed of conversion and amendment to the Articles of Association prepared by us with reference number [83103611 M 59515823].
"Deed of Issue of Offer Shares"	The draft deed of issue of the Offer Shares prepared by us with reference number [83103611 M 59618570].
"Deed of Issue of Secondary Shares"	The draft deed of issue of the Secondary Shares, including the Secondary Option Shares, prepared by us with reference number [83103611 M 59515911].
"eIDAS Regulation"

Regulation (EU) No 910/2014 of the European Parliament and of the Council of 23 July 2014 on electronic identification and trust services for electronic transactions in the internal market and repealing Directive 1999/93/EC.

"General Meeting"	The Company's general meeting (algemene vergadering).
"Insolvency Proceedings"

Any insolvency proceedings within the meaning of Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast), as amended by Regulation (EU) 2021/2260 of the European Parliament and of the Council of 15 December 2021, listed in Annex A thereto

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and any statutory proceedings for the restructuring of debts (akkoordprocedure) pursuant to the Bankruptcy Code.
"NautaDutilh"	NautaDutilh N.V.
"the Netherlands"	The European territory of the Kingdom of the Netherlands and "Dutch" is in or from the Netherlands.
"Offer Shares"	[number] Common Shares.
"Offering"	The offering of Common Shares as contemplated by the Registration Statement.
"Option"	The option to acquire Secondary Option Shares to be granted by [AI Alpine (Luxembourg) S.à r.l.] to the Underwriters pursuant to the Underwriting Agreement.
"Power of Attorney"

Each power of attorney granted or to be granted for purposes of the execution of the B.V. Deed of Conversion and the Deed of Issue of Secondary Shares and each power of attorney as contained in the Resolutions.

"Prospectus Regulation"

Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, and repealing Directive 2003/71/EC.

"Registration Statement"	The Company's registration statement on Form S-1 filed or to be filed with the SEC in connection with the Offering in the form reviewed by us.
"Relevant Moment"	The time when Offer Shares are issued pursuant to the execution of the Deed of Issue of Offer Shares.

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"Resolutions"

Each of the following:

a.
[the draft written resolution of the Board prepared by us with reference [83103611 M 59337073]][the written resolutions of the Board, dated [date]]; and
b.
[the draft written resolution of the General Meeting prepared by us with reference 83103611 M 59337072]][the written resolutions of the General Meeting, dated [date]]; and
c.
the draft written resolution of the pricing committee established by the Board prepared by us with reference [83103611 M 59337075].

"Reviewed Documents"	The Deed of Issue of Offer Shares, the Deed of Issue of Secondary Shares and the Underwriting Agreement.
"Revised Articles"	The Articles of Association as they will read upon the execution of the duly completed Deed of Conversion.
"SEC"	The United States Securities and Exchange Commission.
"Secondary Option Shares"	Up to [number] Secondary Shares or such lesser number of Secondary Shares in respect of which the Option is exercised.
"Secondary Shares"	[number] Common Shares issued to [AI Alpine (Luxembourg) S.à r.l.] pursuant to the Deed of Issue of Secondary Shares and offered for sale in the Offering.
"Underwriters"	The Underwriters, as defined in the Underwriting Agreement.
"Underwriting Agreement"	The draft underwriting agreement to be entered into between the Company and the Underwriters in connection with the Offering, in the form reviewed by us.